Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is dated this 15th day of February, 2024

CLIENT

SMX (Security Matters) Public Limited Company

Mespil House, Sussex Road, Dublin 4

Ireland

(the “Client”)

CONSULTANT

1396974 BC Ltd.

113-8020 Ryan Road Richmond BC

V7A2E5

(the “Consultant”)

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

Services Provided

The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the “Services”) and report to Company on weekly basis of its performance, for the whole duration of this Agreement :

●	Brand strategy consultation, including brand positioning analysis, brand identity development, brand messaging, communication strategy and competitive analysis.

●	Creative direction consultation such as creative concept development, visual identity, design direction, content strategy, user experience (UX) and customer journey optimization

●	Strategic partnerships like Identifying and evaluating potential partners, joint ventures, and collaborative campaign planning.

●	Digital marketing services such as Search Engine Optimization (SEO) analysis and strategy, website design and development, Pay-Per-Click (PPC) advertising management, content marketing strategy, and conversion rate optimization (CRO).

●	The Services may also include any other consulting tasks which the Parties may agree in writing. The Consultant hereby agrees to provide such Services to the Client.

Terms of Agreement

●	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect for six (6) months from the date of this Agreement. The Term may be extended with the written consent of the Parties.

Performance

●	The Consultant acknowledges, agrees and covenants to Client the covenants set forth in Annex A hereto. The Consultant represents and warrants to Client the representations and warranties set forth in Annex B hereto.

Currency

●	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (United States Dollars).

COMPENSATION

●	The Consultant will charge the Client a flat fee of USD$150,000.00 for the Services for the whole 6 months period, which includes all services and any expenses.

●	The Consultant will invoice the Client as follows:

○	The payment for the entireTerm of the Agreement is to be paid upfront and promptly following execution and delivery of the Agreement;The Payment is non-refundable.

●	Invoices submitted by the Consultant to the Client are due upon receipt.

●	The Consultant will not be reimbursed for any expenses incurred in connection with providing the Services of this Agreement and all expenses of consultant (including any payment to third parties) are included in the compensation described herein.

CONFIDENTIALITY

●	Consultant covenants and agrees to the non-disclosure provisions set forth in Annex A hereto

OWNERSHIP OF INTELLECTUAL PROPERTY

●	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

●	The Consultant may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Consultant will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

●	Upon the expiry or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

●	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service.

AUTONOMY

●	Except as otherwise provided in this Agreement, the Consultant will have full control over working time and methods in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

●	Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, any and all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

●	The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

●	All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties at the following addresses:

SMX (Security Matters) Public Limited Company

Mespil House, Sussex Road, Dublin 4 Ireland

Email: info@securitymattersltd.com

Attention: Haggai Alon

With a copy (which shall not be deemed service of process by itself, but without which service will not be deemed made) to: Doron Afik, Esq., Chief Legal, doron@afiklaw.com, 103 Hahashmonaim St., Tel Aviv, Israel

1396974 BC Ltd.

113-8020 Ryan Road Richmond BC V7A2E5

Email: alsonniu@gmail.com

or to such other address as either Party may from time to time notify the other.

MODIFICATION OF AGREEMENT

●	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

ASSIGNMENT

●	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

●	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

INUREMENT

●	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

●	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

INDEMNIFICATION

●	Subject to the limits of coverage provided by any relevant insurance policies, and as allowed by law, each Party commits to defend and protect the other Party, including their directors, shareholders, affiliates, officers, agents, employees, and any authorized successors and assigns, from and against all claims, losses, damages, liabilities, penalties, punitive damages, costs, reasonable attorney fees, and expenses of any kind, which are caused by or result from any action or failure to act by the indemnifying party, or its directors, shareholders, affiliates, officers, agents, employees, and authorized successors and assigns, in relation to this Agreement. This obligation to indemnify shall continue even after the termination of this Agreement.

GENDER

●	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

●	The internal laws, without regard to conflicts of laws principles, of the State of New York shall govern all questions concerning the construction, validity, interpretation and performance of this Agreement. Each party voluntarily submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York located in The City of New York, New York County, in any action or proceeding with respect to this Agreement, but if such Court lacks subject matter jurisdiction then each party voluntarily submits to the exclusive jurisdiction of the courts sitting in the City and State of New York, New York County, having subject matter jurisdiction. Each party hereto waives, and agrees not to assert, any objection that it may have to the location of the aforesaid New York court in which an action or proceeding has been commenced in connection with this Agreement and FURTHER WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

SEVERABILITY

●	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

●	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

[Signature page follows]

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

[SMX (Security Matters) Public Limited Company]

/s/ Haggai Alon

[1396974 BC Ltd.]

/s/ Alson Niu

Annex A

Covenants of Consultant

Consultant covenants for itself and its affiliates as follows:

●	Non-Disclosure. Client may disclose to Consultant, or Consultant may otherwise receive access to, Confidential Information (defined below).Consultant and its Representatives (defined below) shall use the Confidential Information solely in performance of the Services pursuant to this Agreement. and during the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, subject to next succeeding paragraph, shall not disclose or permit access to Confidential Information other than to its affiliates and its or their employees, attorneys and accountants (collectively, “Representatives”) who: (a) need access to such Confidential Information in connection with the provision of the Services; (b) are informed of its confidential nature; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. Consultant shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a commercially reasonable degree of care. Consultant shall promptly notify Client in writing of any unauthorized use or disclosure of Confidential Information and use its best efforts to prevent further use or disclosure. Consultant shall be responsible for any breach of this Agreement caused by its Representatives. The term “Confidential Information” means all non-public, proprietary, or confidential information of Client disclosed, including but not limited to any trade secrets, in oral, visual, written, electronic, or other tangible or intangible form, whether or not marked or designated as “confidential,” and all notes, analyses, summaries, and other materials prepared by Recipient or any of its Representatives that contain, are based on, or otherwise reflect, to any degree, any of the foregoing; provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Consultant’s or its Representatives’ act or omission; (b) is obtained by Consultant or its Representatives on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) Consultant establishes by documentary evidence, was or is independently developed by Consultant or its Representatives without using any Confidential Information.

All written and oral information and material disclosed or provided by the Client to the Consultant under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Consultant.

If Consultant or any of its Representatives is required by a valid legal order to disclose any Confidential Information, Consultant shall, before such disclosure, notify Client of such requirements so that Client may seek a protective order or other remedy, and Consultant shall assist Client therewith. If Consultant remains legally compelled to make such disclosure, it shall: (a) only disclose that portion of the Confidential Information that, in the opinion of its legal counsel, Consultant is required to disclose; (b) cooperate with Client to prevent or limit such disclosure, and (c) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment.

Consultant acknowledges and agrees that any breach of this Agreement will cause irreparable harm and injury to Client for which money damages would be an inadequate remedy and that, in addition to remedies at law, Client is entitled to equitable relief as a remedy for any such breach. Consultant waives any claim or defense that Client has an adequate remedy at law in any such proceeding.

●	Non-Solicitation of Customers. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client or customer of Client, to seek or obtain veterinary services from any provider of veterinary services other than Client.

●	Non-Solicitation of Vendors. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, none of Consultant nor its affiliates and agents shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a vendor or service provider of Client, to modify, delay, terminate, or otherwise alter any existing vendor or service provider relationship with Client.

●	Non-disparagement. Consultant agrees with Client that during the Term of this Agreement and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, that the Consultant and its affiliates and agents will not make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning Client or any of Client’s products or services, or any of its employees, directors or officers.

●	Trading restrictions. During the Term of this Agreement, and for a period of one (1) year thereafter, regardless of how this Agreement is terminated, Consultant and its affiliates and agents will not (i) acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any debt or equity security of Client or any of its subsidiaries, or rights or options to acquire interests in any of Client’s debt or equity securities; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any debt or equity securities of Client or any securities convertible into or exercisable or exchangeable for shares of capital stock of Client; or (iii) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of any debt or equity security or any stock pledge, forward sales contract, option, put, call, swap or similar hedging transaction with respect to any securities of the Client.

Annex B

Representations and Warranties of Consultant

Consultant represents and warrants:

●	Consultant is a natural person resident of Richmond, British Columbia, Canada;

●	Consultant has the requisite personal and legal authority and legal capacity to enter into this Agreement and perform the Services hereunder;

●	there exist no impediments or restraints, contractual or otherwise on the Consultant’s power, right or ability to enter into this Agreement and to perform its duties and obligations as provided for under this Agreement;

●	the performance of the Consultant’s obligations as provided for under this Agreement do not and will not violate or conflict with any agreement relating to confidentiality, nondisclosure, non-competition, non-solicitation or exclusive employment to which the Consultant is or was subject;

●	this Agreement has been executed, and delivered by Consultant and constitutes the legal, valid, and binding obligation of Consultant, enforceable against Consultant in accordance with its terms[, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity;

●	the execution, delivery, and performance of this Agreement by Consultant will not violate, conflict with, require consent under or result in any breach or default under any material applicable law;

●	the Consultant has the resources, skill, experience, and qualifications to perform all of the Services under this Agreement in a professional and workmanlike manner, in accordance with generally recognized industry standards for similar services, and will perform the Services in a professional and workmanlike manner customary in the industry;

●	the Consultant will perform the Services in compliance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations;

●	the Consultant has not been

subject to any disciplinary actions by any applicable financial accrediting bodies including Nasdaq, the Securities and Exchange Commission, Financial Industry Regulatory Authority, and related, or other similar entities, nor been subject to any other restrictions or sanctions related to allegations of professional misconduct;

convicted, within ten (10) years of the date hereof, of any felony or misdemeanor in connection with the purchase or sale of any security, involving the making of any false filing with the SEC; or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities (each of the foregoing, a “Prohibited Act”);

subject to any order, judgment or decree of any court of competent jurisdiction, entered within five (5) years of the date hereof, that, on the date hereof, restrains or enjoins you from engaging or continuing to engage in any conduct or practice in connection with a Prohibited Act;

suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization, registered national securities exchange or registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or

subject to a United States Postal Service false representation order entered within five (5) years of the date hereof, or are you, on the date hereof, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations; and

the Consultant does not have any other conflict of interest which might interfere with Consultant’s independent judgment or objectivity in the performance of Services hereunder.